UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 16, 2005

Q Comm International, Inc.
(Exact name of registrant as specified in its charter)

Utah
(State or other jurisdiction of incorporation)

001-31718	87-0674277
(Commission File Number)	(IRS Employer Identification No.)

510 East Technology Avenue, Building C Orem, Utah	84097
(Address of principal executive offices)	(Zip Code)

(801) 226-4222
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

On May 16, 2005, Michael D. Keough, the Chief Executive Officer of Q Comm International, Inc. (the "Company") entered into an Amended and Restated Employment Agreement with the Company, effective as of January 1, 2005 (the "Employment Agreement"). The Employment Agreement supersedes and replaces Mr. Keough’s prior employment agreement with Q Comm entered into on November 30, 2004.

The Employment Agreement provides that Mr. Keough is entitled to an annual base salary of $250,000 with an annual cash bonus of 30% of his base salary based upon the attainment of performance objectives subsequently agreed upon and established by the Board of Directors. In the event Mr. Keough is terminated without Cause or if Mr. Keough terminates his employment for Good Reason (as defined in his Employment Agreement), Mr. Keough will be entitled to his base compensation and any target cash bonus he would have been entitled to receive had termination not occurred. The Employment Agreement also provides for the issuance of stock options covering 150,000 of the Company's common stock. The options were issued on January 5, 2005 and have an exercise price of $3.59 per share and a termination date of January 4, 2015.

The above description of the Employment Agreement is a summary of the material terms of the Employment Agreement and does not purport to be complete, and is qualified in its entirety by the Employment Agreement attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements And Exhibits.

(c)	Exhibits	Exhibit Number	Description

		10.1	Form of First Amended and Restated Employment Agreement, dated January 1, 2005 between Q Comm International, Inc and Michael D. Keough

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 20, 2005	Q Comm International, Inc.

/s/ Michael K. Openshaw

Michael K. Openshaw
Chief Financial Officer